250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports Net Income of $5.9 Million, Strong Loan Growth for Third Quarter

•	Net income for the first nine months of 2015 increased 6.5% year over year to $18.1 million.

•	Period-end loan portfolio balances hit a record high, up $155.5 million or 11.3% year over year.

•	Record highs also recorded for period-end total assets, total deposits and total equity.

•	Continued strong ratios for asset quality, profitability and capital.

•	Distributed a 2% stock dividend in the third quarter of 2015.

GLENS FALLS, N.Y. (October 20, 2015) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and nine-month periods ended September 30, 2015. Net income for the third quarter of 2015 was $5.93 million, down $214 thousand, or 3.5%, from net income of $6.15 million for the third quarter of 2014. The slight decline is attributable in part to the sale of investment securities during last year's third quarter, which generated a gain of $82 thousand, net of tax. Net income for the first nine months of 2015 was up $1.1 million, or 6.5%, from the prior-year period to $18.1 million. Our key profitability ratios continue to remain strong: return on average equity (ROE) was 11.24% and return on average assets (ROA) was 1.00% for the third quarter. For the nine-month period, ROE was 11.73%, up from 11.55% from the prior year and ROA was unchanged at 1.05%.

Diluted earnings per share (EPS) for the third quarter was $0.46, a 4.2% decrease from the 2014 comparable quarter when EPS was $0.48. Diluted EPS for the nine-month period increased $0.08, or 6.1%, to $1.40 from $1.32 for the 2014 comparable period. Historical share and per share amounts have been restated to reflect our 2% stock dividend distributed in September 2015.

Arrow President and CEO Thomas J. Murphy stated, "Our overall performance remains strong with $5.9 million in profit for the third quarter and a 6.5% increase in net income for the nine-month period as compared to last year. We continue to grow, as measured by record highs for period-end loans, assets, deposits and equity. This growth is driven in part by expansion in our southern market, including a new Saratoga National Bank and Trust Company office in Troy, which opened in mid-September."

The following list expands upon our third-quarter results:

Net Interest Income and Margin: In the third quarter of 2015, on a tax-equivalent basis, our net interest income increased by $1.2 million, or 7.5%, compared to the third quarter of 2014, even though our tax-equivalent net interest margin decreased between the two quarters by 7 basis points, from 3.21% in the 2014 quarter to 3.14% in the 2015 quarter. Net interest income for the 2015 nine-month period increased $3.3 million, or 6.9% from the prior year period. The general decrease in net interest margin in recent periods reflected the fact that the average yield on our loan portfolio decreased more rapidly than the average cost of our interest-bearing liabilities.

Loan Growth: Over the nine-month period ended September 30, 2015, total loans increased by $123.7 million, or 8.7%, with increases in all three of our major loan segments: commercial, consumer, and residential real estate. At September 30, 2015, our total loan balance was up 11.3% as compared to September 30, 2014.

During the third quarter of 2015, our residential real estate loan portfolio grew $25.8 million, or 4.5%. We originated approximately $48 million of residential real estate loans during the quarter, nearly $5 million more than our originations in the comparable quarter of 2014. We also experienced a 0.8% increase in our consumer loan portfolio during the quarter, which reached a record-high balance at period-end of $459 million, exceeding the September 30, 2014 balance by $31.0 million, or 7.5%. This increase was primarily a result of our growth in our indirect automobile lending program. In the third quarter, we extended $55.2 million in new loans for new and used automobiles. Additionally, total outstanding commercial loans increased by 6.1% during the quarter, reaching a balance of $476.6 million on September 30, 2015, an increase of $39.1 million, or 8.9%, from September 30, 2014.

Asset Quality and Loan Loss Provision: Asset quality remained strong at September 30, 2015, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at September 30, 2015, were $10.0 million, an increase of $1.6 million from the prior year level. However, our nonperforming assets represented only 0.41% of total assets at period-end, versus 0.38% at September 30, 2014. Net loan losses expressed as an annualized percentage of average loans outstanding, were just 0.09% for the three-month period ended September 30, 2015, compared to 0.05% for the 2014 three-month period.

Our allowance for loan losses was $15.8 million at September 30, 2015, which represented 1.03% of loans outstanding, eight basis points below our ratio one year earlier and seven basis points below our ratio at December 31, 2014. Our provision for loan losses for the third quarter of 2015 was $537 thousand, an increase of $93 thousand from the provision for the comparable 2014 quarter. The increased size of our provision resulted from a combination of strong loan growth and a modest increase in net charge-offs between the periods. Our coverage ratio at period-end continued to reflect the strong quality of our loan portfolio.

Cash and Stock Dividends: We distributed a cash dividend of $0.245 per share to shareholders in the third quarter of 2015. The cash dividend was 2% higher than the cash dividend paid in the third quarter of 2014 when adjusted for our 2% stock dividend distributed in September 2015.

Trust Assets and Related Noninterest Income: Income from fiduciary activities increased by $62 thousand, or 3.3%, between the 2014 third quarter and the 2015 third quarter, despite a small decrease in assets under trust administration and investment management between the respective periods. The slight decrease in asset balances was generally attributable to a decline in the equity markets offset, in part, by the addition of new accounts. Income from fiduciary activities between the respective 9-month periods increased by $267 thousand, or 4.7%, from $5.64 million in 2014 to $5.91 million in 2015.

Insurance Agency Operations: Insurance commission income was down 4.4% from $2.5 million for the third quarter of 2014 to $2.3 million for the third quarter of 2015. The slight decrease was primarily attributable to a reduction in the level of annual contingent commission income accrued for 2015 as compared to 2014.

Noninterest Expense: Total noninterest expenses in the 2015 third quarter increased by $1.3 million, or 9.8%, over the comparable 2014 quarter, from $13.5 million to $14.9 million. This increase was primarily attributable to hiring additional staff to achieve strategic growth objectives and as a result, salaries and benefits rose $918 thousand, or 11.8%, between the two periods. As we expand our franchise, we continually invest in our people, technology and communities to enhance operational efficiencies and maintain our commitment to provide a superior level of quality customer service.

Capital: Total stockholders’ equity was a record $211.1 million at period-end, an increase of $11.1 million, or 5.5%, above the September 30, 2014, amount. Our regulatory capital ratios at period-end, measured under the recently revised bank regulatory capital standards effective January 1, 2015 remain strong. The Company's regulatory capital ratios at September 30, 2015, were as follows: Tier 1 leverage ratio 9.40%; CET1 ratio 12.66%; Tier 1 risk-based capital ratio 13.93%; and total risk-based capital ratio 14.94%. All of our regulatory capital ratios at the holding company and subsidiary bank levels, as calculated under the recently revised standards, continue to significantly exceed the regulatory thresholds for “well capitalized” institutions, which is the highest current regulatory category.

Industry Recognition: The Company was recognized by Forbes as one of “America's 50 Most Trustworthy Financial Companies” for its accounting and governance practices for the fourth consecutive year. To create the list, over 700 publicly traded North American companies with a market cap of $250 million or more were evaluated based on high-risk events, revenue and expense recognition methods, Securities and Exchange Commission actions and bankruptcy risk. The Company was also named in the third quarter to Bank Director magazine's "Scorecard" list of top-performers based on profitability, capitalization and asset quality metrics.

In addition, the Company's two banking subsidiaries were each recognized as a 5-Star Superior Bank by BauerFinancial, Inc., a national bank rating and research firm, based on June 30, 2015, financial data. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 34 and 26 quarters, respectively.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$14,364	$13,460	$41,953	$39,436
Interest on Deposits at Banks	13	12	60	41
Interest and Dividends on Investment Securities:
Fully Taxable	1,979	1,919	5,936	5,968
Exempt from Federal Taxes	1,475	1,369	4,279	4,276
Total Interest and Dividend Income	17,831	16,760	52,228	49,721
INTEREST EXPENSE
NOW Accounts	292	386	960	1,345
Savings Deposits	189	218	538	663
Time Deposits of $100,000 or More	89	195	267	626
Other Time Deposits	179	335	566	1,085
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	6	15	15
Federal Home Loan Bank Advances	353	115	804	387
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	146	144	432	427
Total Interest Expense	1,253	1,399	3,582	4,548
NET INTEREST INCOME	16,578	15,361	48,646	45,173
Provision for Loan Losses	537	444	882	1,407
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,041	14,917	47,764	43,766
NONINTEREST INCOME
Income From Fiduciary Activities	1,923	1,861	5,907	5,640
Fees for Other Services to Customers	2,331	2,353	6,904	6,924
Insurance Commissions	2,343	2,451	6,849	7,188
Net Gain on Securities Transactions	—	137	106	110
Net Gain on Sales of Loans	236	213	488	502
Other Operating Income	304	336	1,183	892
Total Noninterest Income	7,137	7,351	21,437	21,256
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,699	7,781	24,577	23,303
Occupancy Expenses, Net	2,275	2,266	7,106	6,923
FDIC Assessments	297	273	873	828
Other Operating Expense	3,579	3,206	10,632	9,675
Total Noninterest Expense	14,850	13,526	43,188	40,729
INCOME BEFORE PROVISION FOR INCOME TAXES	8,328	8,742	26,013	24,293
Provision for Income Taxes	2,395	2,595	7,920	7,302
NET INCOME	$5,933	$6,147	$18,093	$16,991
Average Shares Outstanding [1]:
Basic	12,888	12,858	12,886	12,853
Diluted	12,929	12,874	12,926	12,865
Per Common Share:
Basic Earnings	$0.46	$0.48	$1.40	$1.32
Diluted Earnings	0.46	0.48	1.40	1.32
[1] Share and per share data have been restated for the September 28, 2015, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2015	December 31, 2014	September 30, 2014
ASSETS
Cash and Due From Banks	$43,870	$35,081	$46,771
Interest-Bearing Deposits at Banks	25,821	11,214	17,893
Investment Securities:
Available-for-Sale	397,559	366,139	374,335
Held-to-Maturity (Approximate Fair Value of $324,009 at September 30, 2015; $308,566 at December 31, 2014; and $302,567 at September 30, 2014)	317,480	302,024	296,522
Other Investments	5,143	4,851	3,001
Loans	1,536,925	1,413,268	1,381,440
Allowance for Loan Losses	(15,774)	(15,570)	(15,293)
Net Loans	1,521,151	1,397,698	1,366,147
Premises and Equipment, Net	28,186	28,488	28,206
Goodwill	22,003	22,003	22,003
Other Intangible Assets, Net	3,263	3,625	3,744
Other Assets	55,075	46,297	50,123
Total Assets	$2,419,551	$2,217,420	$2,208,745
LIABILITIES
Noninterest-Bearing Deposits	$347,963	$300,786	$296,384
NOW Accounts	971,252	871,671	887,865
Savings Deposits	568,022	524,648	524,906
Time Deposits of $100,000 or More	60,978	61,797	69,797
Other Time Deposits	133,836	144,046	156,404
Total Deposits	2,082,051	1,902,948	1,935,356
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	24,414	19,421	19,654
Federal Home Loan Bank Overnight Advances	—	41,000	—
Federal Home Loan Bank Term Advances	55,000	10,000	10,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	26,944	23,125	23,646
Total Liabilities	2,208,409	2,016,494	2,008,656
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,420,776 Shares Issued at September 30, 2015, and 17,079,376 Shares Issued at December 31, 2014 and September 30, 2014)	17,421	17,079	17,079
Additional Paid-in Capital	249,931	239,721	239,247
Retained Earnings	28,791	29,458	26,240
Unallocated ESOP Shares (55,185 Shares at September 30, 2015; 71,748 Shares at December 31, 2014; and 71,740 Shares at September 30, 2014)	(1,100)	(1,450)	(1,450)
Accumulated Other Comprehensive Loss	(6,520)	(7,166)	(4,284)
Treasury Stock, at Cost (4,460,654 Shares at September 30, 2015; 4,386,001 Shares at December 31, 2014; and 4,402,932 Shares at September 30, 2014)	(77,381)	(76,716)	(76,743)
Total Stockholders’ Equity	211,142	200,926	200,089
Total Liabilities and Stockholders’ Equity	$2,419,551	$2,217,420	$2,208,745

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Net Income	$5,933	$6,305	$5,855	$6,369	$6,147
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	—	10	55	—	82

Share and Per Share Data:[1]
Period End Shares Outstanding	12,905	12,875	12,880	12,874	12,857
Basic Average Shares Outstanding	12,888	12,886	12,886	12,867	12,858
Diluted Average Shares Outstanding	12,929	12,922	12,924	12,908	12,874
Basic Earnings Per Share	$0.46	$0.49	$0.45	$0.49	$0.48
Diluted Earnings Per Share	0.46	0.49	0.45	0.49	0.48
Cash Dividend Per Share	0.245	0.245	0.245	0.245	0.240

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	17,788	37,303	30,562	58,048	15,041
Investment Securities	711,830	701,329	673,753	664,334	653,702
Loans	1,502,620	1,456,534	1,422,005	1,401,601	1,361,347
Deposits	1,970,738	1,983,647	1,949,776	1,962,698	1,861,115
Other Borrowed Funds	148,887	99,994	69,034	56,185	67,291
Shareholders’ Equity	209,334	206,831	202,552	202,603	199,518
Total Assets	2,356,121	2,316,427	2,248,054	2,247,576	2,154,307
Return on Average Assets, annualized	1.00%	1.09%	1.06%	1.12%	1.13%
Return on Average Equity, annualized	11.24%	12.23%	11.72%	12.47%	12.22%
Return on Tangible Equity, annualized [2]	12.79%	13.94%	13.42%	14.28%	14.04%
Average Earning Assets	$2,232,238	$2,195,166	$2,126,320	$2,123,983	$2,030,090
Average Paying Liabilities	1,772,156	1,770,023	1,713,253	1,716,699	1,626,327
Interest Income, Tax-Equivalent[3]	18,924	18,501	18,073	18,213	17,834
Interest Expense	1,253	1,243	1,086	1,219	1,399
Net Interest Income, Tax-Equivalent[3]	17,671	17,258	16,987	16,994	16,435
Tax-Equivalent Adjustment[3]	1,093	1,094	1,083	1,073	1,074
Net Interest Margin, annualized [3]	3.14%	3.15%	3.24%	3.17%	3.21%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$14,850	$14,383	$13,955	$13,299	$13,526
Less: Intangible Asset Amortization	(79)	(80)	(91)	(94)	(94)
Net Noninterest Expense	$14,771	$14,303	$13,864	$13,205	$13,432
Net Interest Income, Tax-Equivalent	$17,671	$17,258	$16,987	$16,994	$16,435
Noninterest Income	7,137	7,444	6,856	7,060	7,351
Less: Net Securities (Gain) Loss	—	(16)	(90)	—	(137)
Net Gross Income	$24,808	$24,686	$23,753	$24,054	$23,649
Efficiency Ratio	59.54%	57.94%	58.37%	54.90%	56.80%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$211,142	$206,947	$204,965	$200,926	$200,089
Book Value per Share [1]	16.36	16.07	15.91	15.61	15.56
Goodwill and Other Intangible Assets, net	25,266	25,372	25,492	25,628	25,747
Tangible Book Value per Share [1,2]	14.40	14.10	13.93	13.62	13.56

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.40%	9.41%	9.57%	9.44%	9.68%
Common Equity Tier 1 Capital Ratio	12.66%	12.92%	13.27%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	13.93%	14.24%	14.65%	14.47%	14.41%
Total Risk-Based Capital Ratio	14.94%	15.28%	15.73%	15.54%	15.48%

Assets Under Trust Administration and Investment Management	$1,195,629	$1,246,849	$1,254,823	$1,227,179	$1,199,930

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 28, 2015, 2% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
	Total Stockholders' Equity (GAAP)	$211,142	$206,947	$204,965	$200,926	$200,089
	Less: Goodwill and Other Intangible assets, net	25,266	25,372	25,492	25,628	25,747
	Tangible Equity (Non-GAAP)	$185,876	$181,575	$179,473	$175,298	$174,342

	Period End Shares Outstanding	12,905	12,875	12,880	12,874	12,857
	Tangible Book Value per Share (Non-GAAP)	$14.40	$14.10	$13.93	$13.62	$13.56

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
	Net Interest Income (GAAP)	$16,578	$16,164	$15,904	$15,921	$15,361
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,093	1,094	1,083	1,073	1,074
	Net Interest Income - Tax Equivalent (Non-GAAP)	$17,671	$17,258	$16,987	$16,994	$16,435
	Average Earning Assets	2,232,238	2,195,166	2,126,320	2,123,983	2,030,090
	Net Interest Margin (Non-GAAP)*	3.14%	3.15%	3.24%	3.17%	3.21%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
Common Equity Tier 1 Capital Ratio (CET1) is a new regulatory capital measure applicable to financial institutions, effective January 1, 2015. For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, these new bank regulatory capital rules. All prior quarters reflect actual results. The September 30, 2015 CET1 ratio listed in the tables (i.e., 12.66%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
	Total Risk Weighted Assets	1,574,704	$1,515,416	$1,452,975	N/A	N/A
	Common Equity Tier 1 Capital	199,377	$195,800	$192,865	N/A	N/A
	Common Equity Tier 1 Ratio	12.66%	12.92%	13.27%	N/A	N/A

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	9/30/2015	12/31/2014	9/30/2014
Loan Portfolio
Commercial Loans	$102,889	$99,511	$96,846
Commercial Real Estate Loans	373,672	340,112	340,608
Subtotal Commercial Loan Portfolio	476,561	439,623	437,454
Consumer Loans	458,920	437,041	426,966
Residential Real Estate Loans	601,444	536,604	517,020
Total Loans	$1,536,925	$1,413,268	$1,381,440
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,574	$15,293	$15,036
Loans Charged-off	380	251	265
Less Recoveries of Loans Previously Charged-off	43	87	78
Net Loans Charged-off	337	164	187
Provision for Loan Losses	537	441	444
Allowance for Loan Losses, End of Quarter	$15,774	$15,570	$15,293
Nonperforming Assets
Nonaccrual Loans	$7,791	$6,899	$7,048
Loans Past Due 90 or More Days and Accruing	963	537	571
Loans Restructured and in Compliance with Modified Terms	307	333	346
Total Nonperforming Loans	9,061	7,769	7,965
Repossessed Assets	61	81	66
Other Real Estate Owned	841	312	326
Total Nonperforming Assets	$9,963	$8,162	$8,357
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.09%	0.05%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.14%	0.12%	0.13%
Allowance for Loan Losses to Period-End Loans	1.03%	1.10%	1.11%
Allowance for Loan Losses to Period-End Nonperforming Loans	174.09%	200.41%	192.00%
Nonperforming Loans to Period-End Loans	0.59%	0.55%	0.58%
Nonperforming Assets to Period-End Assets	0.41%	0.37%	0.38%
Nine-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,570		$14,434
Loans Charged-off	835		769
Less Recoveries of Loans Previously Charged-off	157		221
Net Loans Charged-off	678		548
Provision for Loan Losses	882		1,407
Allowance for Loan Losses, End of Period	$15,774		$15,293
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.06%		0.06%
Provision for Loan Losses to Average Loans, Annualized	0.08%		0.14%